UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 15, 2004

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(408) 570-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2004, BEA Systems, Inc., a Delaware corporation (the “Company”), paid off all outstanding obligations of the Company derived from, and terminated (i) the Amended and Restated Participation Agreement dated as of May 15, 2001 (as amended, the “Participation Agreement”) among ABN AMRO Bank N.V. (“ABN AMRO”), in its role as agent for the various participants (the “Participants”), ABN AMRO Leasing, Inc., an Illinois corporation (“AALI”) and the Company, and (ii) the Amended and Restated Master Lease dated as of May 15, 2001 between AALI and the Company, pursuant to which the Participants provided financing for the Company in respect of certain real property located in Santa Clara County, Sunnyvale, California (collectively, the “Old Facility”). Contemporaneously on October 12, 2004, the Company entered into a new four-year revolving credit facility with KeyBank National Association, as administrative agent, and various other lenders (the “Credit Agreement”), and borrowed $215,000,000 under the Credit Agreement in order to, among other things, pay off and terminate the Old Facility.

The Old Facility contained various restrictive covenants, including, among others:

•	a requirement that the Company maintain a minimum quick ratio;

•	a requirement that the Company maintain a minimum interest coverage ratio;

•	a requirement that the Company not exceed a maximum funded indebtedness to EBITDA ratio;

•	a restriction on creating liens on the Company’s and its subsidiaries’ assets;

•	a restriction on investments and loans by the Company and its subsidiaries;

•	a restriction on dissolution, liquidation, merger and sales of assets of the Company and its subsidiaries;

•	a restriction on the incurrence of debt by the Company and its subsidiaries;

•	restrictions on changes to the lines of business of the Company and its subsidiaries; and

•	a restriction on the payment or distributions of dividends by the Company and its subsidiaries.

The termination of the Old Facility did not result in any material early termination penalties.

The new facility provides for a $215,000,000 four-year revolving credit facility through October 12, 2008. Loans under the Credit Agreement accrue interest at a LIBOR-based or prime-based rate, plus a margin based on the Company’s leverage ratio, determined quarterly. The Credit Agreement is guaranteed by the Company’s material domestic subsidiaries and the Company has pledged stock of certain material directly-held foreign subsidiaries.

The Credit Agreement contains various restrictive covenants, including, among others:

•	a requirement that the Company maintain a minimum liquidity ratio;

•	a requirement that the Company not exceed a maximum senior leverage ratio;

•	a requirement that the Company maintain a minimum cash balance, measured per quarter;

•	a restriction on creating liens on the Company’s and its subsidiaries’ assets;

•	a restriction on investments and loans by the Company and its subsidiaries;

•	a restriction on dissolution, liquidation, merger and sales of assets of the Company and its subsidiaries;

•	a restriction on the incurrence of debt by the Company and its subsidiaries;

•	restrictions on changes to the lines of business of the Company and its subsidiaries; and

•	a restriction on acquisitions by the Company and its subsidiaries.

Such restrictions are subject to usual and customary exceptions, which would be typical for a credit agreement of this nature.

The Credit Agreement also contains usual and customary events of default (subject to certain threshold amounts and grace periods). If an event of default occurs and is continuing, the Company may be required to repay the obligations under the Credit Agreement prior to their stated maturity. Lenders holding more than 51% of the loans and commitments under the Credit Agreement may elect to terminate the commitments and declare all outstanding obligations under the Credit Agreement to be immediately due and payable upon the occurrence and during the continuation of an event of default.

Item 1.02. Termination of a Material Definitive Agreement.

The information provided in Item 1.01 is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEA SYSTEMS, INC.

By:	/s/ MARK P. DENTINGER
Mark P. Dentinger
Senior Vice President, Corporate Controller and Principal Accounting Officer

Date: October 15, 2004